Exhibit 77(e)(1)

October 27, 2008

Todd Modic
Senior Vice President
ING Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement dated September 1, 2000, between ING Mayflower Trust and ING Investments, LLC (the “Agreement”) we hereby notify you of our intention to modify the annual investment management fee for ING International Value Fund (the “Fund”), effective upon shareholder approval of ING Investment Management Co. as sub-adviser to the Fund.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended and Restated Schedule 1 of the Agreement.  The Amended and Restated Schedule 1, with the annual investment management fee indicated for the Fund, is attached to the letter.

Please signify your acceptance to the modification of the investment management fee for the Portfolio by signing below where indicated.

Very sincerely,

/s/ Kimberly A. Anderson

Kimberly A. Anderson
Senior Vice President
ING Mayflower Trust

ACCEPTED AND AGREED TO:
ING Investments, LLC

By:  /s/ Todd Modic
       Todd Modic
       Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Variable Products Trust

AMENDED AND RESTATED SCHEDULE 1

with respect to the

INVESTMENT MANAGEMENT AGREEMENT

between

ING MAYFLOWER TRUST

and

ING INVESTMENTS, LLC

Fund	Annual Investment Management Fee (as a percentage of average daily net assets)
ING International Value Fund	1.00% on first $5 billion of assets; 0.95% on next $2.5 billion of assets; 0.90% on next $2.5 billion of assets; and 0.85% of assets in excess of $10 billion (applied to all assets of the Fund)